Exhibit A

JOINT FILING AGREEMENT

The undersigned each agree that (i) the statement on Schedule 13D/A relating to the Common Units of Sanchez Production Partners LP has been adopted and filed on behalf of each of them and (ii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, apply to each of them. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of August 18, 2016.

/s/ A. R. Sanchez, Jr.
A. R. Sanchez, Jr.

/s/ Antonio R. Sanchez, III
Antonio R. Sanchez, III

/s/ Eduardo Sanchez
Eduardo Sanchez

/s/ Patricio D. Sanchez
Patricio D. Sanchez